News Release

For Immediate Release:	For More Information,
July 23, 2013	Contact: Elaine Pozarycki
919-834-3090

First Bancorp Reports Second Quarter Results

TROY, N.C. – First Bancorp (NASDAQ - FBNC), the parent company of First Bank, announced today net income available to common shareholders of $5.4 million, or $0.27 per diluted common share, for the three months ended June 30, 2013, compared to $2.5 million, or $0.15 per diluted common share, recorded in the second quarter of 2012. For the six months ended June 30, 2013, the Company recorded net income available to common shareholders of $8.2 million, or $0.41 per diluted common share, compared to a net loss of $3.5 million, or ($0.21) per diluted common share, for the six months ended June 30, 2012. The higher earnings were primarily a result of lower provisions for loan losses and lower foreclosed property losses and write-downs recorded during 2013, as well as higher net interest income.

Net Interest Income and Net Interest Margin

Net interest income for the second quarter of 2013 amounted to $35.6 million, an 8.0% increase from the $33.0 million recorded in the second quarter of 2012. Net interest income for the six months ended June 30, 2013 amounted to $67.5 million, a 3.8% increase from the $65.0 million recorded in the comparable period of 2012.

The Company’s net interest margin (tax-equivalent net interest income divided by average earning assets) in the second quarter of 2013 was 5.10% compared to 4.68% for the second quarter of 2012. For the six month period ended June 30, 2013, the Company’s net interest margin was 4.90% compared to 4.64% for the same period in 2012. The 5.10% margin realized in the second quarter of 2013 was a 41 basis point increase from the 4.69% net interest margin realized in the first quarter of 2013. The higher margins were primarily a result of higher amounts of discount accretion on loans purchased in failed-bank acquisitions recognized during the respective periods, as well as lower overall funding costs. As shown in the accompanying tables, loan discount accretion amounted to $6.6 million in the second quarter of 2013, $3.7 million in the first quarter of 2013, and $3.3 million in the second quarter of 2012. The higher loan discount accretion was primarily due to continued resolution of the commercial loan portfolio assumed in the 2009 failed-bank acquisition of Cooperative Bank.

Excluding the discount accretion on purchased loans, the Company’s net interest margin has been relatively stable, amounting to 4.17% for the second quarter of 2013, compared to 4.16% for the first quarter of 2013, and 4.22% in the second quarter of 2012. See the Financial Summary for a table that presents the impact of the loan discount accretion, as well as other purchase accounting adjustments affecting net interest income. Also see the Financial Summary for a reconciliation of the Company’s net interest margin to the net interest margin excluding the loan discount accretion, and the note thereto that explains why this ratio is presented and caution regarding the use of this non-GAAP performance measure.

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The Company’s cost of funds has steadily declined from 0.62% in the second quarter of 2012 to 0.41% in the second quarter of 2013.

Provision for Loan Losses and Asset Quality

The Company recorded total provisions for loan losses of $5.6 million in the second quarter of 2013 compared to $6.5 million for the second quarter of 2012. For the six months ended June 30, 2013, the Company recorded total provisions for loans losses of $16.7 million compared to $28.0 million for the same period of 2012. As discussed below, the decrease in 2013 was primarily the result of an elevated provision for loan losses on non-covered loans recorded in the first quarter of 2012 – see explanation of the terms “covered” and “non-covered” in the section below entitled “Note Regarding Components of Earnings.”

The provision for loan losses on non-covered loans amounted to $4.0 million in the second quarter of 2013 compared to $5.2 million in the second quarter of 2012. For the first six months of 2013, the provision for loan losses on non-covered loans amounted to $9.8 million compared to $23.8 million for the same period of 2012. The decrease for the six month period was primarily due to a high provision for loan losses recorded in the first quarter of 2012 that resulted from an internal review that applied more conservative assumptions to estimate the probable losses associated with some of the Company’s nonperforming loan relationships, which the Company believed could lead to a more timely resolution of the related credits. Many of these same loans were sold to a third party investor in January 2013, as discussed below.

The provision for loan losses on covered loans amounted to $1.5 million in the second quarter of 2013 compared to $1.3 million in the second quarter of 2012. For the six months ended June 30, 2013, the provision for loan losses on covered loans amounted to $6.9 million compared to $4.3 million for the same period of 2012. The increase for the six month period in 2013 was primarily the result of several large credits that deteriorated during the first quarter of 2013 and were placed on nonaccrual status.

Total non-covered nonperforming assets amounted to $79.1 million at June 30, 2013 (2.66% of total non-covered assets), which compares to $106.1 million at December 31, 2012 and $132.5 million at June 30, 2012. The decrease in 2013 compared to both periods in 2012 was due primarily to a combination of loan sales and foreclosed property write-downs that occurred in the fourth quarter of 2012 and the first quarter of 2013, as discussed in the following paragraph.

In the fourth quarter of 2012, the Company identified approximately $68 million of non-covered higher-risk loans that it targeted for sale to a third-party investor. Based on an offer to purchase these loans that was received in December, the Company wrote the loans down by approximately $38 million in the fourth quarter of 2012 to their estimated liquidation value of approximately $30 million and reclassified them as “loans held for sale.” The sale of these loans was completed on January 23, 2013. Of the $68 million in loans targeted for sale, approximately $38.2 million had been classified as nonaccrual loans, and $10.5 million had been classified as accruing troubled-debt-restructurings. Additionally, in the fourth quarter of 2012, the Company recorded write-downs totaling $10.6 million on substantially all of its non-covered foreclosed properties in connection with efforts to accelerate the sale of these assets.

Non-covered nonaccrual loans increased from $33.0 million at December 31, 2012 to $42.3 million at June 30, 2013, due primarily to several larger credits that deteriorated during the first and second quarters of 2013. Non-covered foreclosed real estate decreased from $26.3 million at December 31, 2012 to $15.4 million at June 30, 2013 as a result of strong sales activity during the first half of 2013, which was consistent with the Company’s intent discussed above to accelerate the disposition of foreclosed properties.

Total covered nonperforming assets have steadily declined in the past year, amounting to $89.1 million at June 30, 2013 compared to $129.0 million at June 30, 2012. Within this category, foreclosed real estate declined from $70.9 million at June 30, 2012 to $32.0 million at June 30, 2013. The Company is experiencing increased property sales activity, particularly along the North Carolina coast, which is where most of the Company’s covered foreclosed properties are located. Covered nonaccrual loans increased from $33.5 million at December 31, 2012 to $50.3 million at June 30, 2013, due primarily to several large loans that deteriorated during the first quarter of 2013.

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Noninterest Income

Total noninterest income for the second quarter of 2013 was $4.5 million compared to $1.8 million for the same period of 2012. For the six months ended June 30, 2013, noninterest income amounted to $11.6 million compared to $7.1 million for the six months ended June 30, 2012.

Core noninterest income for the second quarter of 2013 was $7.2 million, an increase of 15.9% over the $6.2 million reported for the second quarter of 2012. For the first six months of 2013, core noninterest income amounted to $13.7 million, a 13.3% increase from the $12.1 million recorded in the comparable period of 2012. Core noninterest income includes i) service charges on deposit accounts, ii) other service charges, commissions, and fees, iii) fees from presold mortgages, iv) commissions from financial product sales, and v) bank-owned life insurance income. The largest component of the increases in core noninterest income was in the amount of fees from presold mortgages recorded by the Company. The increase in these fees was due to high mortgage loan refinancing activity, as well as increased volume resulting from additional mortgage loan personnel that the Company has added in recent quarters.

Noncore components of noninterest income resulted in net losses of $2.7 million in the second quarter of 2013 compared to net losses of $4.4 million in the second quarter of 2012. For the six months ended June 30, 2013 and 2012, the Company recorded net losses of $2.1 million and $4.9 million, respectively, related to the noncore components of noninterest income. The largest variances related to foreclosed property gains/losses and indemnification asset income (expense) – see discussion below.

Non-covered foreclosed property gains/losses amounted to gains of $0.8 million and $1.5 million for the three and six months ended June 30, 2013, respectively, compared to losses of $1.3 million and $2.0 million for the same periods of 2012. Stabilization in real estate market values and lower carrying values following the December 2012 write-down discussed above impacted these variances.

Losses on covered foreclosed properties were less during the three and six month periods ended June 30, 2013, amounting to $0.5 million and $5.1 million, respectively, compared to $6.6 million and $11.1 million during the comparable periods of 2012, respectively. The lower losses in 2013 were primarily a result of lower levels of covered foreclosed properties, as well as stabilization in real estate market values.

As discussed below, indemnification asset income (expense) is recorded to reflect additional (decreased) amounts expected to be received from the FDIC due to covered loan and foreclosed property losses arising during the period. In the second quarter of 2013, higher loan discount accretion and relatively low levels of loan and foreclosed property losses on covered assets resulted in a net reduction in the indemnification asset, which resulted in $3.4 million of indemnification asset expense compared to $3.6 million in indemnification asset income recorded in the second quarter of 2012. For the six months ended June 30, 2013, indemnification asset income amounted to $1.5 million compared to income of $7.7 million for the same period of 2012.

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Noninterest Expenses

Noninterest expenses amounted to $25.8 million in the second quarter of 2013 compared to $23.4 million recorded in the second quarter of 2012. Noninterest expenses for the six months ended June 30, 2013 amounted to $49.0 million compared to $47.8 million recorded in the first half of 2012.

During the second quarter of 2013, the Company accrued approximately $1.6 million in severance expenses (included in “other operating expenses”) due to the separation from service of several employees during the quarter, including the Company’s former chief executive officer.

The Company experienced declines in employee benefit expense as a result of freezing two defined benefit pension plans on December 31, 2012. The Company recorded pension income of $0.2 million and $0.3 million for the three and six months ended June 30, 2013, respectively, compared to pension expense of $0.6 million and $1.7 million for the three and six months ended June 30, 2012, respectively.

Balance Sheet and Capital

Total assets at June 30, 2013 amounted to $3.2 billion, a 2.4% decrease from a year earlier. Total loans at June 30, 2013 amounted to $2.4 billion, a 0.3% decrease from a year earlier, and total deposits amounted to $2.8 billion at June 30, 2013, a 0.7% decrease from a year earlier.

The decrease in loans over the past year was a result of the loan sale previously discussed, as well as the progressive decline in the amount of covered loans. Partially offsetting the decrease was internal loan growth, as well as $16 million in loans added in a branch acquisition. Excluding the acquired growth, the Company’s non-covered loans have increased by $80 million since December 31, 2012, representing annualized growth of 7.7%. The Company is seeing improved loan demand as the economy in its market areas improves.

The overall decrease in deposits over the past year was a result of declines in all time deposit categories, including brokered deposits, internet deposits, and all other time deposits. The decrease in loans and strong growth in transaction deposit accounts allowed the Company to lessen its reliance on time deposits, which is typically its highest cost of funds.

As previously reported, during the first quarter of 2013, the Company completed the acquisition of two branches from Four Oaks Bank & Trust Company, which resulted in the addition of $16 million in loans and $57 million in deposits.

The Company remains well-capitalized by all regulatory standards, with a Total Risk-Based Capital Ratio at June 30, 2013 of 16.58% compared to the 10.00% minimum required to be considered well-capitalized. The Company’s tangible common equity to tangible assets ratio was 6.93% at June 30, 2013, an increase of 57 basis points from a year earlier, which is primarily due to the Company’s capital raise that occurred in the fourth quarter of 2012.

Comments of the President and Other Business Matters

Richard H. Moore, President and CEO of First Bancorp, commented, “The quarterly earnings reported today are the highest since 2009. We are optimistic that the positive trends we are seeing in our bank and in our market areas will continue.”

The following is a list of business development and other miscellaneous matters affecting the Company:

•	On May 6, 2013, the Company opened a new branch in Blacksburg, Virginia, which is the Company’s 8th branch in southwestern Virginia. The Company has served this market with a loan production office since 2004 and is pleased to have upgraded its presence with a full-service branch.

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•	On July 17, 2013, the Company closed two bank branches located in Jefferson, South Carolina and Little River, South Carolina.

•	On June 13, 2013, the Company announced a quarterly cash dividend of $0.08 cents per share payable on July 25, 2013 to shareholders of record on June 30, 2013. This is the same dividend rate as the Company declared in the second quarter of 2012.

Note Regarding Components of Earnings

The Company’s results of operation are significantly affected by the on-going accounting for two FDIC-assisted failed bank acquisitions. In the discussion above, the term “covered” is used to describe assets included as part of FDIC loss share agreements, which generally result in the FDIC reimbursing the Company for 80% of losses incurred on those assets. The term “non-covered” refers to the Company’s legacy assets, which are not included in any type of loss share arrangement.

For covered loans that deteriorate in terms of repayment expectations, the Company records immediate allowances through the provision for loan losses. For covered loans that experience favorable changes in credit quality compared to what was expected at the acquisition date, including loans that payoff, the Company records positive adjustments to interest income over the life of the respective loan – also referred to as loan discount accretion. For covered foreclosed properties that are sold at gains or losses or that are written down to lower values, the Company records the gains/losses within noninterest income.

The adjustments discussed above are recorded within the income statement line items noted without consideration of the FDIC loss share agreements. Because favorable changes in covered assets result in lower expected FDIC claims, and unfavorable changes in covered assets result in higher expected FDIC claims, the FDIC indemnification asset is adjusted to reflect those expectations. The net increase or decrease in the indemnification asset is reflected within noninterest income.

The adjustments noted above can result in volatility within individual income statement line items. Because of the FDIC loss share agreements and the associated indemnification asset, pretax income resulting from amounts recorded as provisions for loan losses on covered loans, discount accretion, and losses from covered foreclosed properties is generally only impacted by 20% of these amounts due to the corresponding adjustments made to the indemnification asset.

First Bancorp is a bank holding company headquartered in Troy, North Carolina with total assets of approximately $3.2 billion. Its principal activity is the ownership and operation of First Bank, a state-chartered community bank that operates 97 branches, with 82 branches operating in North Carolina, 7 branches in South Carolina (Cheraw, Dillon, Florence, and Latta), and 8 branches in Virginia (Abingdon, Blacksburg, Christiansburg, Dublin, Fort Chiswell, Radford, Salem and Wytheville), where First Bank does business as First Bank of Virginia. First Bank also has a loan production office in Greenville, North Carolina. First Bancorp’s common stock is traded on the NASDAQ Global Select Market under the symbol “FBNC.”

Please visit our website at www.FirstBancorp.com.

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995, which statements are inherently subject to risks and uncertainties. Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results or otherwise are not statements of historical fact. Such statements are often characterized by the use of qualifying words (and their derivatives) such as “expect,” “believe,” “estimate,” “plan,” “project,” “anticipate,” or other statements concerning opinions or judgments of the Company and its management about future events. Factors that could influence the accuracy of such forward-looking statements include, but are not limited to, the financial success or changing strategies of the Company’s customers, the Company’s level of success in integrating acquisitions, actions of government regulators, the level of market interest rates, and general economic conditions. For additional information about the factors that could affect the matters discussed in this paragraph, see the “Risk Factors” section of the Company’s most recent annual report on Form 10-K available at www.sec.gov. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements. The Company is also not responsible for changes made to the press release by wire services, internet services or other media.

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First Bancorp and Subsidiaries Financial Summary – Page 1

	Three Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2013	2012	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$37,030	35,636
Interest on investment securities	1,301	1,640
Other interest income	173	178
Total interest income	38,504	37,454	2.8%
Interest expense
Interest on deposits	2,646	4,013
Other, primarily borrowings	256	490
Total interest expense	2,902	4,503	(35.6%	)
Net interest income	35,602	32,951	8.0%
Provision for loan losses – non-covered loans	4,043	5,194	(22.2%	)
Provision for loan losses – covered loans	1,548	1,273	21.6%
Total provision for loan losses	5,591	6,467	(13.5%	)
Net interest income after provision for loan losses	30,011	26,484	13.3%
Noninterest income
Service charges on deposit accounts	3,254	2,967
Other service charges, commissions, and fees	2,340	2,167
Fees from presold mortgages	820	489
Commissions from financial product sales	579	432
Bank-owned life insurance income	212	162
Foreclosed property gains (losses) – non-covered	777	(1,318)
Foreclosed property losses and write-downs – covered	(520)	(6,554)
Indemnification asset income (expense), net	(3,407)	3,558
Securities gains (losses)	7	(3)
Other gains (losses)	425	(130)
Total noninterest income	4,487	1,770	153.5%
Noninterest expenses
Salaries expense	11,003	10,173
Employee benefit expense	2,546	2,777
Occupancy and equipment expense	2,865	2,779
Intangibles amortization	220	223
Other operating expenses	9,122	7,496
Total noninterest expenses	25,756	23,448	9.8%
Income before income taxes	8,742	4,806	81.9%
Income taxes	3,154	1,516	108.0%
Net income	5,588	3,290	69.8%

Preferred stock dividends	(217)	(829)

Net income available to common shareholders	$5,371	2,461	118.2%

Earnings per common share – basic	$0.27	0.15	80.0%
Earnings per common share – diluted	0.27	0.15	80.0%

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$35,602	32,951
Tax-equivalent adjustment (1)	373	387
Net interest income, tax-equivalent	$35,975	33,338	7.9%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

First Bancorp and Subsidiaries Financial Summary – Page 2

	Six Months Ended June 30,		Percent
($ in thousands except per share data – unaudited)	2013	2012	Change

INCOME STATEMENT

Interest income
Interest and fees on loans	$70,581	70,678
Interest on investment securities	2,685	3,391
Other interest income	327	317
Total interest income	73,593	74,386	(1.1%	)
Interest expense
Interest on deposits	5,558	8,306
Other, primarily borrowings	512	1,038
Total interest expense	6,070	9,344	(35.0%	)
Net interest income	67,523	65,042	3.8%
Provision for loan losses – non-covered loans	9,814	23,751	(58.7%	)
Provision for loan losses – covered loans	6,926	4,271	62.2%
Total provision for loan losses	16,740	28,022	(40.3%	)
Net interest income after provision for loan losses	50,783	37,020	37.2%
Noninterest income
Service charges on deposit accounts	6,189	5,814
Other service charges, commissions, and fees	4,515	4,359
Fees from presold mortgages	1,567	900
Commissions from financial product sales	978	815
Bank-owned life insurance income	420	173
Foreclosed property gains (losses) – non-covered	1,535	(2,006)
Foreclosed property losses and write-downs – covered	(5,136)	(11,101)
Indemnification asset income (expense), net	1,490	7,663
Securities gains	7	449
Other gains	30	53
Total noninterest income	11,595	7,119	62.9%
Noninterest expenses
Salaries expense	21,680	20,347
Employee benefit expense	5,173	6,691
Occupancy and equipment expense	5,627	5,630
Intangibles amortization	419	446
Other operating expenses	16,081	14,709
Total noninterest expenses	48,980	47,823	2.4%
Income (loss) before income taxes	13,398	(3,684)	n/m
Income taxes (benefit)	4,710	(1,792)	n/m
Net income (loss)	8,688	(1,892)	n/m

Preferred stock dividends	(462)	(1,589)

Net income (loss) available to common shareholders	$8,226	(3,481)	n/m

Earnings (loss) per common share – basic	$0.42	(0.21)	n/m
Earnings (loss) per common share – diluted	0.41	(0.21)	n/m

ADDITIONAL INCOME STATEMENT INFORMATION
Net interest income, as reported	$67,523	65,042
Tax-equivalent adjustment (1)	745	774
Net interest income, tax-equivalent	$68,268	65,816	3.7%

(1)	This amount reflects the tax benefit that the Company receives related to its tax-exempt loans and securities, which carry interest rates lower than similar taxable investments due to their tax-exempt status. This amount has been computed assuming a 39% tax rate and is reduced by the related nondeductible portion of interest expense.

n/m = not meaningful

First Bancorp and Subsidiaries Financial Summary – Page 3

	Three Months Ended June 30,		Six Months Ended June 30,
PERFORMANCE RATIOS (annualized)	2013	2012	2013	2012
Return on average assets (1)	0.66%	0.30%	0.51%	(0.21%	)
Return on average common equity (2)	7.42%	3.55%	5.73%	(2.48%	)
Net interest margin – tax-equivalent (3)	5.10%	4.68%	4.90%	4.64%
Net charge-offs to average loans – non-covered	0.74%	0.79%	0.63%	1.14%

COMMON SHARE DATA
Cash dividends declared – common	$0.08	0.08	$0.16	0.16
Stated book value – common	14.70	16.29	14.70	16.29
Tangible book value – common	11.19	12.21	11.19	12.21
Common shares outstanding at end of period	19,679,659	16,973,008	19,679,659	16,973,008
Weighted average shares outstanding – basic	19,673,634	16,952,624	19,671,468	16,938,620
Weighted average shares outstanding – diluted	20,415,103	16,952,624	20,412,456	16,938,620

CAPITAL RATIOS
Tangible equity to tangible assets	9.16%	8.31%	9.16%	8.31%
Tangible common equity to tangible assets	6.93%	6.36%	6.93%	6.36%
Tier I leverage ratio	10.63%	9.98%	10.63%	9.98%
Tier I risk-based capital ratio	15.32%	14.96%	15.32%	14.96%
Total risk-based capital ratio	16.58%	16.23%	16.58%	16.23%

AVERAGE BALANCES ($ in thousands)
Total assets	$3,244,775	3,313,764	$3,236,619	3,307,918
Loans	2,409,037	2,438,471	2,395,949	2,434,682
Earning assets	2,827,171	2,863,866	2,808,958	2,855,419
Deposits	2,818,247	2,811,673	2,810,746	2,795,592
Interest-bearing liabilities	2,423,297	2,572,379	2,431,596	2,570,825
Shareholders’ equity	361,224	342,352	360,293	345,273

(1) Calculated by dividing annualized net income (loss) available to common shareholders by average assets.

(2) Calculated by dividing annualized net income (loss) available to common shareholders by average common equity.

(3) See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

TREND INFORMATION

($ in thousands except per share data)	For the Three Months Ended
INCOME STATEMENT	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012

Net interest income – tax-equivalent (1)	$35,975	32,293	36,062	34,849	33,338
Taxable equivalent adjustment (1)	373	372	377	376	387
Net interest income	35,602	31,921	35,685	34,473	32,951
Provision for loan losses – non-covered	4,043	5,771	40,272	5,970	5,194
Provision for loan losses – covered	1,548	5,378	4,305	1,103	1,273
Noninterest income	4,487	7,108	(8,533)	2,803	1,770
Noninterest expense	25,756	23,224	25,795	23,657	23,448
Income (loss) before income taxes	8,742	4,656	(43,220)	6,546	4,806
Income tax expense (benefit)	3,154	1,556	(17,283)	2,123	1,516
Net income (loss)	5,588	3,100	(25,937)	4,423	3,290
Preferred stock dividends	(217)	(245)	(532)	(688)	(829)
Net income (loss) available to common shareholders	5,371	2,855	(26,469)	3,735	2,461

Earnings (loss) per common share – basic	0.27	0.15	(1.53)	0.22	0.15
Earnings (loss) per common share – diluted	0.27	0.14	(1.53)	0.22	0.15

See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

First Bancorp and Subsidiaries Financial Summary – Page 4

CONSOLIDATED BALANCE SHEETS ($ in thousands)	At June 30, 2013	At Mar. 31, 2013	At Dec. 31, 2012	At June 30, 2012	One Year Change
Assets
Cash and due from banks	$82,798	73,205	96,588	58,872	40.6%
Interest bearing deposits with banks	154,802	243,139	144,919	203,313	(23.9%	)
Total cash and cash equivalents	237,600	316,344	241,507	262,185	(9.4%	)

Investment securities	240,995	225,863	223,416	228,089	5.7%
Presold mortgages	4,552	4,584	8,490	4,053	12.3%

Loans – non-covered	2,190,583	2,132,683	2,094,143	2,114,906	3.6%
Loans – covered by FDIC loss share agreements	240,279	263,468	282,314	322,895	(25.6%	)
Total loans	2,430,862	2,396,151	2,376,457	2,437,801	(0.3%	)
Allowance for loan losses – non-covered	(44,816)	(44,761)	(41,643)	(47,523)	(5.7%	)
Allowance for loan losses – covered	(6,035)	(5,028)	(4,759)	(5,931)	1.8%
Total allowance for loan losses	(50,851)	(49,789)	(46,402)	(53,454)	(4.9%	)
Net loans	2,380,011	2,346,362	2,330,055	2,384,347	(0.2%	)

Loans held for sale	—	—	30,393	—	—
Premises and equipment	77,597	77,823	74,371	73,642	5.4%
FDIC indemnification asset	92,950	100,594	102,559	116,902	(20.5%	)
Intangible assets	69,109	69,330	68,943	69,287	(0.3%	)
Foreclosed real estate – non-covered	15,425	20,115	26,285	37,895	(59.3%	)
Foreclosed real estate – covered	32,005	30,156	47,290	70,850	(54.8%	)
Bank-owned life insurance	43,276	27,193	27,857	27,380	58.1%
Other assets	53,890	62,581	63,744	54,125	(0.4%	)
Total assets	$3,247,410	3,280,945	3,244,910	3,328,755	(2.4%	)

Liabilities
Deposits:
Non-interest bearing checking accounts	$454,785	429,202	413,195	381,353	19.3%
Interest bearing checking accounts	546,203	539,270	519,573	472,342	15.6%
Money market accounts	560,612	568,092	551,209	541,319	3.6%
Savings accounts	166,497	166,510	158,578	160,137	4.0%
Brokered deposits	109,510	118,117	130,836	152,087	(28.0%	)
Internet time deposits	6,847	7,689	10,060	23,439	(70.8%	)
Other time deposits > $100,000	501,811	532,747	530,015	557,828	(10.0%	)
Other time deposits	472,088	495,940	507,894	549,793	(14.1%	)
Total deposits	2,818,353	2,857,567	2,821,360	2,838,298	(0.7%	)

Borrowings	46,394	46,394	46,394	111,394	(58.4%	)
Other liabilities	22,558	19,752	21,039	38,989	(42.1%	)
Total liabilities	2,887,305	2,923,713	2,888,793	2,988,681	(3.4%	)

Shareholders’ equity
Preferred stock	70,787	70,787	70,787	63,500	11.5%
Common stock	132,097	131,896	131,877	105,437	25.3%
Retained earnings	158,708	154,911	153,629	179,298	(11.5%	)
Accumulated other comprehensive income (loss)	(1,487)	(362)	(176)	(8,161)	81.8%
Total shareholders’ equity	360,105	357,232	356,117	340,074	5.9%
Total liabilities and shareholders’ equity	$3,247,410	3,280,945	3,244,910	3,328,755	(2.4%	)

First Bancorp and Subsidiaries Financial Summary - Page 5

	For the Three Months Ended
YIELD INFORMATION	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012

Yield on loans	6.17%	5.71%	6.15%	6.06%	5.88%
Yield on securities – tax-equivalent (1)	2.88%	3.23%	3.41%	3.45%	3.69%
Yield on other earning assets	0.38%	0.33%	0.34%	0.31%	0.35%
Yield on all interest earning assets	5.52%	5.15%	5.53%	5.44%	5.31%

Rate on interest bearing deposits	0.45%	0.49%	0.56%	0.61%	0.66%
Rate on other interest bearing liabilities	2.21%	2.24%	1.40%	1.60%	1.54%
Rate on all interest bearing liabilities	0.48%	0.53%	0.59%	0.66%	0.70%
Total cost of funds	0.41%	0.45%	0.51%	0.57%	0.62%

Net interest margin – tax-equivalent (2)	5.10%	4.69%	5.01%	4.86%	4.68%
Average prime rate	3.25%	3.25%	3.25%	3.25%	3.25%

(1)	See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.
(2)	Calculated by dividing annualized tax-equivalent net interest income by average earning assets for the period. See footnote 1 on page 1 of Financial Summary for discussion of tax-equivalent adjustments.

	For the Three Months Ended
NET INTEREST INCOME PURCHASE ACCOUNTING ADJUSTMENTS ($ in thousands)	June 30, 2013	March 31, 2013	December 31, 2012	September 30, 2012	June 30, 2012

Interest income – reduced by premium amortization on loans	$(116)	(116)	(116)	(116)	(116)
Interest income – increased by accretion of loan discount (1)	6,612	3,658	6,011	4,587	3,290
Interest expense – reduced by premium amortization of deposits	8	9	13	17	22
Impact on net interest income	$6,504	3,551	5,908	4,488	3,196

(1)	Indemnification asset income is reduced by 80% of the amount of the accretion of loan discount, and therefore the net effect is that pretax income is positively impacted by 20% of the amounts in this line item.

First Bancorp and Subsidiaries Financial Summary - Page 6

ASSET QUALITY DATA ($ in thousands)	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012

Non-covered nonperforming assets
Nonaccrual loans	$42,338	38,917	33,034	69,413	73,918
Troubled debt restructurings – accruing	21,333	24,378	24,848	38,522	20,684
Accruing loans > 90 days past due	—	—	—	—	—
Total non-covered nonperforming loans	63,671	63,295	57,882	107,935	94,602
Nonperforming loans held for sale	—	—	21,938	—	—
Foreclosed real estate	15,425	20,115	26,285	38,065	37,895
Total non-covered nonperforming assets	$79,096	83,410	106,105	146,000	132,497

Covered nonperforming assets (1)
Nonaccrual loans	$50,346	51,221	33,491	37,619	39,075
Troubled debt restructurings – accruing	6,790	10,582	15,465	17,945	19,054
Accruing loans > 90 days past due	—	—	—	—	—
Total covered nonperforming loans	57,136	61,803	48,956	55,564	58,129
Foreclosed real estate	32,005	30,156	47,290	58,367	70,850
Total covered nonperforming assets	$89,141	91,959	96,246	113,931	128,979

Total nonperforming assets	$168,237	175,369	202,351	259,931	261,476
Asset Quality Ratios – All Assets
Net charge-offs to average loans – annualized	0.75%	1.32%	7.76%	1.80%	0.96%
Nonperforming loans to total loans	4.97%	5.22%	4.50%	6.70%	6.27%
Nonperforming assets to total assets	5.18%	5.35%	6.24%	7.82%	7.86%
Allowance for loan losses to total loans	2.09%	2.08%	1.95%	2.03%	2.19%

Asset Quality Ratios – Based on Non-covered Assets only
Net charge-offs to average non-covered loans – annualized	0.74%	0.51%	8.09%	1.57%	0.79%
Non-covered nonperforming loans to non-covered loans	2.91%	2.97%	2.76%	5.05%	4.47%
Non-covered nonperforming assets to total non-covered assets	2.66%	2.79%	3.64%	4.93%	4.51%
Allowance for loan losses (non-covered) to non-covered loans	2.05%	2.10%	1.99%	2.11%	2.25%

(1) Covered nonperforming assets consist of assets that are included in loss-share agreements with the FDIC.

First Bancorp and Subsidiaries Financial Summary - Page 7

	For the Three Months Ended
NET INTEREST MARGIN, EXCLUDING LOAN DISCOUNT ACCRETION – RECONCILIATION ($ in thousands)	June 30, 2013	March 31, 2013	Dec. 31, 2012	Sept. 30, 2012	June 30, 2012

Net interest income, as reported	$35,602	31,921	35,685	34,473	32,951
Tax-equivalent adjustment	373	372	377	376	387
Net interest income, tax-equivalent (A)	$35,975	32,293	36,062	34,849	33,338

Average earning assets (B)	$2,827,171	2,790,745	2,864,243	2,855,083	2,863,866
Tax-equivalent net interest margin, annualized – as reported – (A)/(B)	5.10%	4.69%	5.01%	4.86%	4.68%

Net interest income, tax-equivalent	$35,975	32,293	36,062	34,849	33,338
Loan discount accretion	6,612	3,658	6,011	4,587	3,290
Net interest income, tax-equivalent, excluding loan discount accretion (A)	$29,363	28,635	30,051	30,262	30,048

Average earnings assets (B)	$2,827,171	2,790,745	2,864,243	2,855,083	2,863,866
Tax-equivalent net interest margin, excluding impact of loan discount accretion, annualized – (A) / (B)	4.17%	4.16%	4.17%	4.22%	4.22%

Note: The measure “tax-equivalent net interest margin, excluding impact of loan discount accretion” is a non-GAAP performance measure. Management of the Company believes that it is useful to calculate and present the Company’s net interest margin without the impact of loan discount accretion for the reasons explained in the remainder of this paragraph. Loan discount accretion is a non-cash interest income adjustment related to the Company’s acquisition of two failed banks and represents the portion of the fair value discount that was initially recorded on the acquired loans that is being recognized into income over the lives of the loans. At June 30, 2013, the Company had a remaining loan discount balance of $53.3 million compared to $94.0 million at June 30, 2012. For the related loans that perform and pay-down over time, the loan discount will also be reduced, with a corresponding increase to interest income. Therefore management of the Company believes it is useful to also present this ratio to reflect the Company’s net interest margin excluding this non-cash, temporary loan discount accretion adjustment to aid investors in comparing financial results between periods. The Company cautions that non-GAAP financial measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.